Exhibit (10.4)

ECOLAB INC. (the "Company")
RESTRICTED STOCK UNIT AWARD AGREEMENT

ARTICLE 1.GRANT OF AWARD

The Company has adopted the Ecolab Inc. 2023 Stock Incentive Plan (the "Plan") to grant restricted Stock Unit Awards to certain employees of the Company and its Subsidiaries. The Company hereby grants to you (the "Grantee") on the date set forth in your grant notice (the "Date of Grant") a restricted Stock Unit Award (the "Award") consisting of the number of units set forth in the Grantee's grant notice (the "Award Units"), each of which is a bookkeeping entry representing the right to receive one share of the Company's common stock, par value $1.00 per share (the "Common Stock"). The Award and Award Units are subject to the terms, conditions, restrictions and risk of forfeiture set forth in this agreement (the "Agreement") and in the Plan.

ARTICLE 2.GRANT CONDITIONS AND RESTRICTIONS
2.1Vesting of Award Units. Subject to Sections 2.4 and 2.5 of this Agreement, restrictions on the Award Units will lapse and the Award Units will vest in the percentages and on the dates specified in the Grantee's grant notice, provided the Grantee remains in the continuous employ or service of the Company or any Subsidiary from the Date of Grant to the applicable vesting date. The period from the Date of Grant to the final vesting date specified in your grant notice is referred to in this Agreement as the "Restriction Period."
2.2Restrictions on Transferability. Any attempt to transfer, assign or encumber the Award Units other than in accordance with this Agreement and the Plan will be null and void, and will result in the immediate termination and forfeiture of the Award and all Award Units that have not yet vested.
2.3Dividends and Other Distributions. Subject to Article 4 of this Agreement, the Grantee will have no right to receive dividends, dividend equivalents or other distributions with respect to Award Units.
2.4Termination of Employment or Other Service. This Award is considered a Stock Unit Award subject only to service-based vesting conditions for purposes of Section 12 of the Plan. The effect of the termination of the Grantee's employment or other service with the Company and all Subsidiaries during the Restriction Period will be as provided in this Section and subject to Section 12.2 of the Plan which provides that in the event that the Grantee is determined to have committed any action which would constitute Cause, all rights of the Grantee under the Plan shall terminate and be forfeited without notice of any kind:
(a)	Termination of Employment Due to Death or Disability. In the event a Grantee’s employment or other service with the Company and all Subsidiaries is terminated by reason of death or Disability, all unvested Award Units then held by the Grantee will become fully vested.
(b)	Termination of Employment Due to Retirement. In the event a Grantee’s employment or other service with the Company and all Subsidiaries is terminated by reason of Retirement, all unvested Award Units then held by the Grantee will terminate and be forfeited.
(c)	Termination of Employment for Reasons Other than Death, Disability or Retirement. In the event a Grantee’s employment or other service with the Company and all Subsidiaries is terminated for any reason other than death, Disability, Retirement, or other than a termination following a Change in Control (that is addressed in Section 2.5 below), or a Grantee is in the employ or service of a Subsidiary and the Subsidiary ceases to be a Subsidiary of the Company (unless the Grantee continues in the employ or service of the Company or another Subsidiary), all unvested Award Units then held by the Grantee will terminate and be forfeited.
2.5Change in Control. If a Change in Control occurs during the Restriction Period, the effect on the Award Units shall be as provided in Section 14.2 of the Plan, such that if within two years after the Change in Control a Grantee experiences an involuntary termination of employment or other service for reasons other than Cause, or terminates his or her employment or other service for Good Reason, as specifically defined in Exhibit A of this Agreement, then all unvested Award Units will become immediately fully vested and non-forfeitable. Such vested Award Units will be settled and paid to the Grantee as provided in Article 3.
ARTICLE 3.SETTLEMENT OF VESTED AWARD UNITS

Vested Award Units will be settled and paid to the Grantee no later than two and one-half months after the end of the Grantee's taxable year in which the applicable vesting date occurred with respect to the Award Units. Each vested Award Unit will be paid to the Grantee in one share of Common Stock, provided that the Company will have no obligation to issue shares of Common Stock pursuant to this Agreement unless and until the Grantee has satisfied any applicable tax obligations pursuant to Article 7 below and such issuance otherwise complies with all applicable law. Prior to the time the vested Award Units are settled, the Grantee will have no rights other than those of a general creditor of the Company. The Award Units represent an unfunded and unsecured obligation of the Company.

ARTICLE 4.ADJUSTMENTS

The number and kind of securities subject to this Award will be subject to adjustment under the circumstances and to the extent specified in Section 4.3 of the Plan.

ARTICLE 5.RIGHTS AS A STOCKHOLDER

The Grantee will have no rights as a stockholder with respect to any of the Award Units until the Award Units are settled following vesting and the Grantee becomes the holder of record of shares of Common Stock.

ARTICLE 6.EMPLOYMENT OR SERVICE

Nothing in this Agreement will be construed to (a) limit in any way the right of the Company to terminate the employment or service of the Grantee at any time, or (b) be evidence of any agreement or understanding, express or implied, that the Company will retain the Grantee in any particular position at any particular rate of compensation or for any particular period of time.

ARTICLE 7.WITHHOLDING TAXES

By accepting this Award, the Grantee (i) acknowledges his or her obligation to pay any federal, foreign, state and local withholding or employment-related taxes attributable to this Award as provided in Section 13 of the Plan, and (ii) consents and directs the Company or its third party administrator to withhold the number of shares of Common Stock issuable upon the vesting of some or all of the Award Units as the Company, in its sole discretion, deems necessary to satisfy such withholding obligations. For purposes of satisfying the Grantee's withholding and employment-related tax obligations, shares withheld by the Company will be valued at their Fair Market Value on the date of settlement.

ARTICLE 8.AUTHORIZATION TO RELEASE AND TRANSFER NECESSARY PERSONAL INFORMATION

The Grantee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Grantee's personal data by and among, as applicable, the Company and its Subsidiaries for the exclusive purpose of implementing, administering and managing the Grantee's participation in the Plan. The Grantee understands that the Company may hold certain personal information about the Grantee, including, but not limited to, the Grantee's name, home address and telephone number, date of birth, social security number (or any other social or national identification number), salary, nationality, job title, number of Award Units and/or shares of Common Stock held and the details of all Award Units or any other entitlement to shares of Common Stock awarded, cancelled, vested, unvested or outstanding for the purpose of implementing, administering and managing the Grantee's participation in the Plan (the "Data"). The Grantee understands that the Data may be transferred to the Company or to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Grantee's country or elsewhere, and that any recipient's country (e.g., the United States) may have different data privacy laws and protections than the Grantee's country. The Grantee understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative or the Company's stock plan administrator. The Grantee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Grantee's participation in the Plan, including any requisite transfer of such Data to a broker or other third party assisting with the administration of Award Units under the Plan or with whom shares of Common Stock acquired pursuant to the vesting of the Award Units or cash from the sale of such shares may be deposited. Furthermore, the Grantee acknowledges and understands that the transfer of the Data to the Company or to any third parties is necessary for the Grantee's participation in the Plan. The Grantee understands that the Grantee may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein by contacting the Grantee's local human resources representative or the Company's stock plan administrator in writing. The Grantee further acknowledges that withdrawal of consent may affect his or her ability to vest in or realize benefits from the Award Units, and the Grantee's ability to participate in the Plan. For more information on the consequences of refusal to consent or withdrawal of consent, the Grantee understands that he or she may contact his or her local human resources representative or the Company's stock plan administrator.

ARTICLE 9.SUBJECT TO PLAN
9.1Terms of Plan Prevail. The Award and the Award Units granted pursuant to this Agreement have been granted under, and are subject to the terms of, the Plan. The terms of the Plan are incorporated by reference in this Agreement in their entirety, and the Grantee acknowledges having received a copy of the Plan. The provisions of this Agreement will be interpreted as to be consistent with the Plan, and any ambiguities in this Agreement will be interpreted by reference to the Plan. In the event that any provision in this Agreement is inconsistent with the terms of the Plan, the terms of the Plan will prevail. References in this Agreement to specific Sections of the Plan refer to those Sections of the Plan as in effect on the Date of Grant.
9.2Definitions. Unless otherwise defined in this Agreement, the terms capitalized in this Agreement have the same meanings as given to such terms in the Plan, as in effect on the Date of Grant.

ARTICLE 10.MISCELLANEOUS
10.1Binding Effect. This Agreement will be binding upon the heirs, executors, administrators and successors of the parties hereto.
10.2Governing Law. This Agreement and all rights and obligations under this Agreement will be construed in accordance with the Plan and governed by the laws of the State of Minnesota without regard to conflicts of law provisions. Any legal proceeding related to this Agreement will be brought in an appropriate Minnesota court, and the parties to this Agreement consent to the exclusive jurisdiction of the court for this purpose.
10.3Entire Agreement. This Agreement and the Plan set forth the entire agreement and understanding of the parties hereto with respect to the grant, vesting and payment of this Award and the administration of the Plan and supersede all prior agreements, arrangements, plans and understandings relating to the grant, vesting and payment of this Award and the administration of the Plan.
10.4Amendment and Waiver. Other than as provided in the Plan, this Agreement may be amended, waived, modified or canceled only by a written instrument executed by the parties hereto or, in the case of a waiver, by the party waiving compliance.
10.5Captions. The Article, Section and paragraph captions in this Agreement are for convenience of reference only, do not constitute part of this Agreement and are not to be deemed to limit or otherwise affect any of the provisions of this Agreement.
10.6Electronic Delivery and Execution. The Grantee hereby consents and agrees to electronic delivery of any documents that the Company may elect to deliver (including, but not limited to, plan documents, prospectus and prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms of communications) in connection with this and any other Incentive Award made or offered under the Plan. The Grantee understands that, unless revoked by giving written notice to the Company pursuant to the Plan, this consent will be effective for the duration of the Agreement. The Grantee also understands that the Grantee will have the right at any time to request that the Company deliver written copies of any and all materials referred to above. The Grantee hereby consents to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may elect to deliver, and agrees that the Grantee's electronic signature is the same as, and will have the same force and effect as, the Grantee's manual signature. The Grantee consents and agrees that any such procedures and delivery may be effected by a third party engaged by the Company to provide administrative services related to the Plan.
10.7Address for Notice. All notices to the Company shall be in writing and sent to the Company's General Counsel at the Company's corporate headquarters. Notices to the Grantee shall be addressed to the Grantee at the address as from time to time reflected in the Company's or Subsidiary's employment records as the Grantee's address.
10.8Severability. In the event that any provision in this Agreement shall be held invalid or unenforceable, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of this Agreement.
10.9Appendix. Notwithstanding any provision of this Agreement to the contrary, this grant of Award Units and the shares of Common Stock acquired under the Plan shall be subject to any and all special terms and provisions, if any, as set forth in the Appendix for the Grantee's country of residence.

Exhibit A

The following provision will be applicable instead of the definition set forth in Section 2.13 of the Plan:

2.13“Good Reason” means, unless otherwise set forth in an agreement between the Company and the Participant, without the express written consent of the affected Participant, any of the following events involving the Company or Subsidiary that employs or receives services from the Participant:

(a)the assignment to the Participant of any duties inconsistent in any substantial respect with the Participant’s position, authority or responsibilities as in effect during the 90-day period immediately preceding the Change in Control which assignment results in a substantial diminution in such position, authority or responsibilities or any other substantial adverse change in such position (including titles), authority or responsibilities, excluding an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company or applicable Subsidiary as set forth below;

(b)any failure by the Company or applicable Subsidiary to furnish the Participant with compensation and benefits at a level substantially equal to or exceeding those received by the Participant from the Company or applicable Subsidiary during the 90-day period preceding the Change in Control, other than (i) an insubstantial and inadvertent failure remedied by the Company or applicable Subsidiary as set forth below, (ii) a reduction in compensation which is applied to all non-union employees of the Company or applicable Subsidiary in the same dollar amount or percentage, or (iii) a reduction or modification of any employee benefit program covering substantially all of the employees of the Company or applicable Subsidiary, which reduction or modification generally applies to all employees covered under such program; or

(c)the Company or applicable Subsidiary requiring the Participant to be based or to perform services at any office or location that is in excess of 50 miles from the principal location of the Participant’s work during the 90-day period immediately preceding the Change in Control, except for travel reasonably required in the performance of the Participant’s responsibilities.

Before a termination by the Participant under this Section 2.13 will constitute termination for Good Reason, the Participant must give the Company a notice of termination within 30 calendar days of the occurrence of the event that constitutes Good Reason. The notice must set forth in reasonable detail the specific reason for the termination and the facts and circumstances claimed to provide a basis for termination of employment under the provision indicated. Failure to provide such notice within such 30-day period shall be conclusive proof that the Participant does not have Good Reason to terminate employment.

For purposes of this Section 2.13, Good Reason shall exist only if the Company or applicable Subsidiary fails to remedy the event or events constituting Good Reason within 30 calendar days after receipt of the notice of termination from the Participant. If the Participant determines Good Reason for termination exists and timely files a notice of termination, such determination shall be presumed to be true and the Company will have the burden of proving that Good Reason does not exist.